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                          CONSENT OF DIRECTOR DESIGNEE

To The Board of Directors
Educational Video Conferencing, Inc.

                  The undersigned hereby consents to the use of my name and the statements with respect to me appearing under the headings "Management," "Certain Transactions," "Principal Stockholders" and "Shares Eligible for Future Sale" included in the Registration Statement.



                                                          ARTHUR H. GOLDBERG


New York, New York
October 22, 1998